Exhibit 10.1
SEPARATION AGREEMENT
     This SEPARATION AGREEMENT (this “Agreement”) is made and entered into freely and voluntarily, by and between NEIL P. HUDD (hereinafter referred to as “Employee”) and HYPERCOM CORPORATION (hereinafter referred to collectively with all of its subsidiaries and controlled affiliates as the “Company”).
     WHEREAS, the parties mutually wish to memorialize the terms and conditions of the separation of Employee with the Company.
     WHEREAS, this Agreement is effective July 31, 2007 (the “Effective Date”).
     NOW, THEREFORE, in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, Employee and the Company agree as follows:
     1. Separation. The parties have mutually agreed that it is in their respective best interests to bring their employment relationship to an amicable conclusion, effective as of 5:00 p.m., Phoenix, Arizona time, September 30, 2007 (the “Separation Date”). Between the Effective Date of this Agreement and the Separation Date, Employee shall continue to faithfully and diligently perform all duties commensurate with Employee’s current position, including those duties directed by the Company’s Chief Executive Officer or Chief Financial Officer, to whom Employee reports. The Company will continue Employee’s current salary and benefits, less lawfully required withholdings, through the Separation Date unless Employee is terminated for Cause (as defined in Section 16) or the employee resigns from the Company. The Company will also pay Employee the cash equivalent of Employee’s paid time off accrued as of the Separation Date. Employee acknowledges and agrees that the Company will not pay any severance, bonus, incentive, allowance, vacation, paid time off, sick or other pay in addition to the consideration provided herein. Further, Employee waives any rights granted or inferred to Employee pursuant to the “Change in Control” letter, dated March 1, 2007, and Employee acknowledges and agrees such Change in Control arrangement with the Company is null and void.
     2. Severance Terms. Provided Employee is not terminated for Cause, and if Employee re-affirms this Agreement on the Separation Date, the Company agrees that, in consideration of Employee’s promises, forbearances and covenants contained herein, Employee will be entitled to receive the following severance benefits from Company:
     (a) Employee will be entitled to receive $280,000, less applicable tax and other withholding amounts, through March 31, 2008, (the “Separation Amount”) payable in accordance with the Company’s bi-weekly payroll cycle; provided, however, that the Company may deduct from such payments any amounts owed to the Company by Employee, including, but not limited to, travel advances, guaranteed credit card balances and interest, loans, unreturned or damaged equipment. The parties acknowledge and agree that as a form of additional consideration for the Employee’s covenants herein, Employee will enter into a three (3) month consulting arrangement with the Company or a subsidiary thereof, to be executed between the parties under separate terms and conditions. Employee agrees that Employee will submit all expense reports to the Company in accordance with the Company’s policies and procedures on the Separation Date.
     (b) On January 1, 2008, Employee shall be eligible for six (6) months of Company paid COBRA health coverage. Thereafter, coverage under COBRA will continue at Employee’s own expense in accordance with and subject to the limitations and requirements of COBRA.
     (c) Relocation Expenses.
          (i) As of the Separation Date, Employee is relieved of any obligation he may have under the terms of his offer of employment dated September 8, 2005 (“Offer Letter”), the relocation letter agreement dated February 13, 2006 (the “Relocation Letter”) or otherwise, to reimburse Company for any relocation or related expenses previously reimbursed by Company in connection with Employee’s move from Massachusetts to Scottsdale, Arizona in 2006.
          (ii) In the event that within twelve (12) months from the Separation Date, Employee moves from his current residence in Scottsdale, Arizona to Massachusetts, Company will, at Employee’s election, directly reimburse Employee, up to $50,000, for the following moving costs actually incurred by Employee in connection with such move (the “Moving Costs”):
               1. The costs of packing, insuring, moving, storage (for up to three (3) months) and unpacking Employee’s household goods;
               2. The costs of shipping Employee’s automobiles;
               3. Reasonable economy class airfare for Employee and Employee family members to Massachusetts and any other reasonable incidental relocation expenses.
Any Moving Costs to be reimbursed by Company pursuant to this Section 2(c) shall be reimbursed by no later than the end of calendar year 2008.
          (iii) Employee acknowledges and agrees that Company will have no obligation to pay any Moving Costs pursuant to this Section 2 if a third party has offered to or is responsible for payment of such Moving Costs as a result of an offer of employment or otherwise.
     (d) Retention of Equipment. Employee shall be entitled to retain all computer and communication equipment provided for his use as of September 30, 2007 by Company. Employee shall provide Company with a list of such equipment on September 30, 2007. Employee shall submit such equipment to Company on, or as soon as possible after the termination of the Consulting Agreement to allow Company to delete any and all Company information from the equipment.
     3. Options, Restricted Stock or other Awards.

     (a) Employee agrees that the May 8, 2006 grant of an option for Employee to acquire 20,000 shares of Company stock at a price of $10.59 per share is hereby canceled.
     (b) Employee also agrees that the 50,000 shares of restricted stock granted to Employee pursuant to Section 2(d) of the Offer Letter have never been earned and will be automatically forfeited upon execution of this Agreement.
     (c) Except as set forth in Section 3(a) of this Agreement, those options granted under the 1997 Long-Term Incentive Plan, the 2000 Broad Based Incentive Plan and the Nonemployee Directors’ Stock Option Plan, which have vested on or prior to the Separation Date shall be considered vested options (the “Vested Options”) as of the Separation Date under the applicable award or granting agreement or instrument notwithstanding any provision to the contrary in any such award or granting agreement or instrument.
     (d) In addition, Employee is entitled to the 17,432 shares of restricted stock granted pursuant to the Relocation Letter. Any remaining grants Employee may have been entitled to pursuant to the Relocation Letter shall be deemed as unearned and will be automatically forfeited upon execution of this Agreement. In addition, Company shall make a Gross-up Payment to Employee relating to these shares equal to 42% of the value of the stock grant includable in Employee’s net income for tax purposes (without regard to the Gross-up Payment) to cover Employee’s federal and state tax liability relating to the stock grant. Any Gross-up Payment to be paid pursuant to this Agreement shall be payable by Company upon thirty (30) days of written notice of the payment and amount due; provided however that in no event will such payment be made after the close of the calendar year in which Employee remits payment of the taxes that give rise to the Gross-up Payment.
     (e) Except as provided in Sections 3(c) and 3(d), Employee shall forfeit all unvested options, other unvested awards of stock (including restricted stock), and any and all other forms of incentive compensation, as of the Separation Date. For purposes of this Agreement, the options and restricted stock, Employee shall be deemed terminated without Cause. The options, restricted stock and any other unvested awards, shall cease to vest as of the Separation Date and Employee shall have ninety (90) days following the Separation Date to exercise any options which were vested as of the Separation Date.
     4. Release and Covenant Not to Sue. Each party hereby forever releases, discharges, cancels, waives, and acquits the other party and its or Employee’s current or former representatives (which shall include, as applicable, spouse, heirs, executors, administrators, successors, assigns, affiliates, subsidiaries, corporate parents, agents, directors, employees, owners, attorneys) of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liability of any nature whatsoever, whether in law or equity, which a party has, had or may hereafter have against it or Employee arising out of, or by reason of, any cause or matter, existing from the beginning of time through the date of execution of this Agreement, WHETHER KNOWN TO THE PARTY AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than for breach of this Agreement.
     This FULL WAIVER OF ALL CLAIMS includes, without limitation, attorney’s fees, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to,

the employment and/or termination of the employment of Employee by the Company, such as, BUT NOT LIMITED TO, any charge, claim, lawsuit or other proceeding arising under the Civil Rights Act of 1866, 1964, 1991, Title VII as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), as amended by the Older Worker Protection Act, the Labor Management Relations Act (LMRA), the Employee Retirement Income Security Act (ERISA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Fair Labor Standards Act (FLSA) (to the extent permitted by law), the Equal Pay Act, the Rehabilitation Act of 1973, and the Family and Medical Leave Act of 1993 (to the extent permitted by law), the Arizona Employment Protection Act, Arizona’s Payment of Wages statute, Arizona’s worker’s compensation laws, Arizona common law, tort laws, or any other federal, state, or local statute, or any contract, agreement, plan or policy.
     This Section 4 specifically includes any claims arising under the Offer Letter (other than for payment of Employee’s base salary and benefits through the Separation Date), the Relocation Letter, or the Change in Control letter, as well as any written or oral amendments or supplements thereto. Employee acknowledges that he is not entitled to receive any cash or other bonus compensation for Company’s current fiscal year, or other previous fiscal years.
     The foregoing provisions of this Section 4 shall not apply to any conduct on the part of Employee that constituted fraud, involved an intentional or reckless misstatement or omission, or a criminal act, or was not performed in good faith and in (or at least not opposed to) the best interests of the Company.
     5. Non-Competition; Non-Solicitation.
     (a) Non-Competition. In further consideration of the consideration provided in Section 2 and the other agreements and covenants of the Company contained herein, Employee agrees that during the remainder of his employment and until December 31, 2008, Employee will not, directly or indirectly, either as an employee, partner, owner, lender, director, advisor or consultant or in any other capacity or through any entity: engage in the design, manufacture, marketing or sale of electronic payment solutions, including point of sale/point of transaction terminals, peripheral devices, transaction networking devices, transaction management systems and application software, and related support and services currently offered, sold or under development by the Company (collectively, the “Competitive Activities”), within the Protected Territory (as defined below); provided, that Employee may own stock in the Company and less than 1% of any other publicly traded company engaged in any or all of the Competitive Activities;
     As used herein, the term “Protected Territory” means any country in which the Company is doing business at the time of the Separation Date.
     (b) Non-Solicitation. Employee further covenants and agrees that during the remainder of his employment and until December 31, 2008, Employee will not, directly or indirectly, either as an employee, partner, owner, lender, director, advisor or consultant or in any other capacity or through any entity:

               (i) solicit, accept business from, call upon, handle, deliver products or render services to any customer or client of the Company with whom Employee, alone or in conjunction with others, has corresponded, talked, solicited, provided services or products to, or otherwise entered into or pursued a business relationship at the time of Employee’s separation or until December 31, 2008, for the purpose of selling such customer or client the same, similar, or related services or products that Employee provided on behalf of the Company;
               (ii) solicit, encourage, induce, or convince any Business Associate (as defined below) to end, reduce, or change his/her/its relationship with the Company;
               (iii) engage in any oral, written, electronic or other communication regarding the Company or the Competitive Activities with any officer, director, employee, representative, agent or affiliate of VeriFone Holdings, Inc., Ingenico S.A., Thales, NCR Corporation, MICROS Systems, Inc., SAGEM Monetal and Gemalto N.V.; or
               (iv) attend or participate in any trade shows at which POS terminal products are exhibited or featured.
     As used herein, the term “Business Associate” means any individual or entity doing business with or rendering services to the Company at the time of Employee’s separation or until December 31, 2008, including customers or clients, employees, investors, independent contractors, vendors, suppliers, or joint venture partners.
     (c) Employee hereby acknowledges and agrees that the restrictions set forth in this Section 5 are reasonable in both scope and time, are agreed to in exchange for valuable consideration to which he would otherwise not be entitled, and do not unduly restrict his ability to earn a living. Employee further acknowledges and agrees that the restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by the Company.
     6. Confidentiality.
     (a) It is understood that in the course of Employee’s employment with Company, Employee has become acquainted with Company Confidential Information (as defined below). Employee recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, Employee agrees that Employee will not disclose to others, copy, make any use of, or remove from Company’s premises any Company Confidential Information without the express written consent of the Chief Executive Officer of the Company, until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means by persons unrelated to the Company that are not bound by an obligation of confidentiality.
     (b) Employee shall deliver to the Company, no later than 5:00 p.m., Phoenix time, on the Separation Date, the originals and all copies (including, but not limited to, any electronic versions or copies) of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Employee.
     (c) “Company Confidential Information” shall mean confidential, proprietary information or trade secrets of Company including without limitation the following: (1) employee, customer, distributor and supplier lists and related information as compiled by or on behalf of the Company; (2) Company’s internal practices and procedures; (3) Company’s financial condition and financial results of operation; (4) strategic planning, merger and acquisition activities, manufacturing, engineering, purchasing, finance, marketing, promotion, recruiting, human resources, distribution, and selling activities; (5) inventions, designs, developments, devices, software, source code, object code, firmware, methods and processes related to the business of the Company (whether or not patentable or reduced to practice); (6) except as required by law, the terms and conditions of this agreement, as well as negotiations and circumstances leading up to it; (7) all other information which Employee has a reasonable basis to consider confidential or which is treated by Company as confidential; and (8) all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing provisions, the following shall not be considered “Company Confidential Information”: (i) the general skills of the Employee as an experienced management level employee; and (ii) information generally known within the electronic payment solutions industry due to no breach of this Section 6 by Employee.
     (d) Employee agrees that during the period of time that Sections 5 and 6 of this Agreement is in effect, Employee shall take appropriate steps to ensure that each employer or potential employer of Employee, or any person or entity with whom Employee plans to enter into a business relationship, is aware of the restrictions in Sections 5 and 6. Employee further expressly permits the Company to notify each such employer or potential employer of such restrictions.
     7. No Disparagement/Confidential Agreement. Employee and the Company’s officers, directors and executive-level employees agree that as part of the consideration for this Agreement, they will not make publicly disparaging or derogatory remarks, whether oral or written, about the other party or, in the case of the Company, about its officers, directors, employees, agents, customers, suppliers, products and services. Except for Employee’s restrictive covenant obligations, which Employee is required to share with his employers, prospective employers, and business associates, Employee agrees to keep the existence and remaining terms of this Agreement in strict confidence; provided, however, that Employee may disclose the existence and remaining terms of this Agreement to Employee’s spouse, financial advisor, attorney, and as required by law. Except for Employee’s restrictive covenant obligations, the Company agrees to keep the existence and remaining terms of this Agreement in strict confidence; provided, however, that the Company may discuss or disclose the existence and remaining terms of this Agreement on a need-to-know basis or as required by law or regulation.
     8. Return of Company Property. Except as provided in Section 2(d), Employee shall deliver to the Company in good working condition no later than 5:00 p.m., Phoenix time, on the Separation Date, all access cards and keys, and any other Company property in Employee’s possession or control. The Separation Amount shall be offset by the cost of any unreturned or damaged property.
     9. No Admission of Liability. Nothing contained in this Agreement shall be construed in any manner as an admission by any party that they have violated any statute, law or regulation, or breached any contract or agreement.
     10. Reliance. Employee warrants and represents that: (a) Employee has relied on Employee’s own judgment regarding the consideration for and language of this Agreement; (b) Employee has been given a reasonable period of time to consider this Agreement, has been advised to consult with counsel of his own choosing before signing this Agreement, and has consulted with counsel or voluntarily elected not to consult with independent counsel; (c) the Company has not in any way coerced or unduly influenced Employee to execute this Agreement; and (d) this Agreement is written in a manner that is understandable to Employee and Employee has read and understood all paragraphs of this Agreement.
     11. Nature of the Agreement; Jurisdiction. This Agreement and all provisions hereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement and all attachments constitute the sole and entire agreement of the parties with respect to the subject matter hereof and there are no agreements of any nature whatsoever between the parties hereto except as expressly stated herein. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of the Agreement shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to choice of law principles. Employee hereby: (a) irrevocably submits to the exclusive jurisdiction of the courts of the State of Arizona located in the County of Maricopa over any suit, action or other proceeding arising in connection with this Agreement or the subject matter hereof, and (b) waives and agrees not to assert in any such suit, action or proceeding, any claim that Employee is not subject to the jurisdiction of such courts of competent jurisdiction.
     12. Time Period For Considering or Canceling This Agreement. Employee has the right to consult an attorney before signing this Agreement. Employee acknowledges that Employee has been offered a period of time of at least 21 days to consider whether to sign this Agreement, which Employee has waived, and the Company agrees that Employee may cancel this Agreement at any time during the seven days following the date on which this Agreement has been signed by Employee. In order to cancel or revoke this Agreement, Employee must deliver to the Company c/o Hypercom Corporation, Attn: General Counsel, 2851 W. Kathleen Road, Phoenix, Arizona 85053, written notice stating that Employee is canceling or revoking this Agreement. If this Agreement is timely cancelled or revoked, none of the provisions of this Agreement shall be effective or enforceable and the Company shall not be obligated to make the payments to Employee or to provide Employee with the other benefits described in this Agreement and all contracts and provisions modified or relinquished by the Company shall be reinstated.

     13. General Matters. This Agreement may not be assigned by one party without the prior express written consent of the other party. This Agreement may be executed by the parties in multiple counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument. The parties acknowledge that: (a) each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same; and (b) any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement. The provisions of this Agreement shall survive so long as necessary to carry out the intentions of the parties expressed in this Agreement.
     14. Injustice Relief; Attorneys’ Fees. If Employee breaches the covenants in this Agreement, irreparable injury will result to the Company and its remedy at law for damages will be inadequate. As a result, the Company shall be entitled to an injunction to restrain the continuing breach by Employee, or any other persons or entities acting for or with Employee, without the necessity of proving actual damages or posting any bond or other security, in addition to any other rights and remedies which the Company may have at law or in equity. The prevailing party in any legal action relating or touching upon this Agreement is entitled to recover reasonable attorneys’ fees and costs.
     15. Continuing Cooperation. Provided the Company reimburses Employee for any reasonable and necessary out-of-pocket expenses, Employee will fully cooperate with the Company and its legal counsel in connection with any action, proceeding, or dispute arising out of matters with which Employee was directly or indirectly involved while serving as an Employee of the Company. This cooperation includes meeting with, and providing information to, the Company and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel, and being available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Company.
     16. Termination for Cause.
     (a) The Company may terminate Employee for Cause, as defined below. Upon termination for Cause, Employee will be entitled to receive only that compensation due to Employee through the date of termination.
     (b) For purposes of this Agreement, “Cause” means if the Company’s Board of Directors, in its reasonable and good faith discretion, determines that Employee (i) developed or pursued interests substantially adverse to the Company; (ii) materially breached any confidentiality agreement with the Company; (iii) has not devoted a majority of Employee’s business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company); (iv) is charged by any governmental entity with any felony (excluding traffic violations) that is reasonably determined by the Board of Directors to be true and to adversely reflect upon the Company’s standing in the community; or (v) engaged in gross misconduct or other material omissions that are significantly detrimental to the well-being of the Company.

Dated this 31st day of July, 2007.

NEIL P. HUDD
/s/ Neil P. Hudd
Employee

Dated this 31st day of July, 2007.

HYPERCOM CORPORATION
By:	/s/ William Keiper
Name:	William Keiper

RE-AFFIRMATION:
By signing below, I reaffirm the terms and conditions of this Agreement and specifically acknowledge that the release of claims set forth in Section 4 is extended through the Separation Date.

Re-Affirmation Date:

NEIL P. HUDD

Employee